Lehman Brothers Holdings Inc.
                       3 World Financial Center, 24th Floor
                                New York, NY 10285


                          OFFICE OF THE GENERAL COUNSEL


                                                 September 10, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Attn:  Document Control--EDGAR

                         Re: SCHEDULE 13G Amendment No. 1


Dear Commissioner:

     On behalf of Lehman Brothers Holdings Inc. (the "Reporting Person"), submitted in electronic form for filing, is an Amendment No. 1 to a Schedule 13G relating to the Reporting Person's ownership of 6.05% Preferred Stock of Southern California Edison Company.

     If you have any questions regarding this filing, please contact the undersigned at(212)526-1911.


                                                 Very truly yours,

                                                 /s/ Karen C. Manson
                                                 -------------------
                                                 Karen C. Manson
                                                 Vice President
                                                 Secretary


Enclosure

cc:   Southern California Edison Company
      New York Stock Exchange